Exhibit 99.1

STEREOTAXIS, INC.

BALANCE SHEET

UNAUDITED ACTUAL AND AS ADJUSTED

JUNE 30, 2019

	June 30, 2019 as reported	Adjustments as a result of August financing		June 30, 2019 including August financing
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,471,914	$23,130,000	(1)	$31,601,914
Accounts receivable, net of allowance of $502,251	4,997,148			4,997,148
Inventories, net	1,560,116			1,560,116
Prepaid expenses and other current assets	514,408			514,408
Total current assets	15,543,586	23,130,000		38,673,586
Property and equipment, net	297,494			297,494
Operating lease right-of-use assets	5,245,842			5,245,842
Other assets	168,153			168,153
Total assets	$21,255,075	$23,130,000		$44,385,075

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,642,049			$1,642,049
Accrued liabilities	2,376,058			2,376,058
Deferred revenue	6,537,988			6,537,988
Current portion of operating lease liabilities	2,223,023			2,223,023
Total current liabilities	12,779,118	-		12,779,118

Long-term deferred revenue	508,772			508,772
Operating lease liabilities	3,048,650			3,048,650
Other liabilities	260,947			260,947
Total liabilities	16,597,487	-		16,597,487

Convertible preferred stock (10,000,000 shares authorized):
Convertible preferred stock, par value $0.001; Series A, 23,855 shares outstanding	5,948,953			5,948,953
Stockholders’ equity (deficit):
Common stock, par value $0.001; 300,000,000 shares authorized, 59,383,038 issued at 6/30/19 as reported and 65,968,038 issued at 6/30/19 as adjusted	59,383	6,585	(2)	65,968
Convertible preferred stock, par value $0.001; Series B, 0 shares outstanding at 6/30/19 as reported, 5,610,121 shares outstanding at 6/30/19 as adjusted	-	5,610	(3)	5,610
Additional paid-in capital	479,127,279	23,117,805	(1)	502,245,084
Treasury stock, 4,015 shares	(205,999)			(205,999)
Accumulated deficit	(480,272,028)			(480,272,028)
Total stockholders’ equity (deficit)	(1,291,365)	23,130,000		21,838,635
Total liabilities and stockholders’ equity (deficit)	$21,255,075	$23,130,000		$44,385,075

(1) Effect of sale of (i) 6,585,000 shares of the Company’s common stock and (ii) 5,610,121 shares of the Company’s Series B Convertible Preferred Stock, in each case at a price of $2.05 per share (the “Private Placement”), net of expenses.

(2) Effect of issuance of 6,585,000 shares of the Company’s common stock in the Private Placement.

(3) Effect of issuance of 5,610,121 shares of the Company’s Series B Convertible Preferred Stock in the Private Placement.